Exhibit 8.0

List of Subsidiaries

Powerhouse Developments Inc.

Sea Breeze Energy Inc.

Powerhouse Electric Corp.

Sea Breeze Management Inc.

Sea Breeze Power Projects Inc.

Harrison Lake Hydro Inc.

Sea Breeze Pacific Regional
Transmission System, Inc.

British Columbia, Canada

British Columbia, Canada

British Columbia, Canada

British Columbia, Canada

British Columbia, Canada

British Columbia, Canada

British Columbia, Canada